[ D e l o i t t e L o g o ]
Deloitte & Touche LLP
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Suite 1900
Salt Lake City, Utah 84111
United States of America
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholder of
Merrill Lynch Bank USA:
We have examined management's assertion, included in the accompanying Management's
Certification Regarding Compliance with Securities and Exchange Commission Regulation AB
Servicing Criteria, that Merrill Lynch Bank USA (the "Bank") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the Merrill
Auto Trust Securitization 2007-1 (the "Platform") as of December 31, 2007 and for the period from
June 11, 2007 through December 31, 2007, excluding criteria 1122(d)(1), (d)(2)(iii), (iv), (vi), (d)(3)(i)
and (d)(4), which management has determined are not applicable to the activities performed by the
Bank with respect to the Platform. Management is responsible for the Bank's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion about the
Bank's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American
Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight
Board (United States), and, accordingly, included examining, on a test basis, evidence about the
Bank's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Bank performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Bank during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the servicing criteria.
In our opinion, management's assertion that the Bank complied with the aforementioned applicable servicing criteria as of December 31, 2007 and for the period from June 11, 2007 through
December 31, 2007 for the Platform is fairly stated, in all material respects.
/s/ Deloitte & Touche LLP
March 7, 2008